Exhibit 10.01

                   HARVESTER PROPERTY AGREEMENT


                INTERNATIONAL BROOKS PETROLEUM LTD.
    Penthouse, 535 Howe Street, Vancouver, B.C., Canada  V6C 2Z4
Tel: (604) 683-0466 / Toll-Free: 1-800-665-3250 / Fax: (604) 685-8474
                      E-mail: ibp@telus.net

26 February 2001

Asdar Group
3004 - 1239 West Georgia Street
Vancouver, B.C.
V6E 4R8

Attn:   Robert Waters, President

Dear Sirs:

Re:     Harvester Property, Kings County, California (the "Property")

This letter evidences the agreement between International Brooks Petroleum Ltd. ("IBP") and Asdar Group ("Asdar") whereby IBP has agreed to farmout to Asdar an undivided fifty percent (50%) working interest (the "Working Interest") to all rights, titles, and interest presently owned or to be acquired by IBP in and to the following lands:

The property is described as the E/2 of Section 24, All of Section 25, and the NE/4 of Section 36 all located within Township 23 South, Range 21 East, Mount Diablo Base and Meridian, Kings County, California (the "Property") containing 1,120 acres more or less.

IBP represents to Asdar that it holds a one hundred percent (100%) working interest and a seventy five percent (75%) net royalty interest in and to the Property.

1. To earn the Working Interest Asdar agrees to pay a total of $300,000 USD to IBP which funds will be expended by IBP in accordance with paragraph 2 hereof. These funds will be advanced to IBP on the following basis:

a) $30,000 U.S. non-refundable deposit on execution of this agreement; and

b) $270,000 U.S. to be paid to Palkowski & Company In Trust on or before five business days following execution of this agreement, which funds shall be held subject to the terms of this agreement. These funds will be held in a U.S. bank account to be used for the purposes of the Re-Entry Program (the "Workover Account"). The signatories to the Workover Account shall be Barry Whelan, P.Geol., and Robert M. Scoggins P. Eng.

2. IBP is hereby designated as Operator of a re-entry program designed to test a previously drilled well located on the Property (the "Re-Entry Program"). IBP as Operator shall have full discretion to conduct the Re-Entry Program in such manner as it considers appropriate provided that it is in conformity with the authorization for expenditure (the "AFE"), attached hereto as schedule "A", and generally accepted industry practice. All final decisions will be made based on the recommendations given by the designated on site independent consulting engineer. The designated on site engineer shall be Robert M. Scoggins P.Eng. unless otherwise replaced for reasons of incapacity. It is understood and acknowledged by the parties hereto that preliminary expenditures stipulated in the AFE, will be incurred in anticipation of the commencement of on site work stipulated by the AFE. No on site work will be commenced prior to 60 days from the date of execution of this agreement.

3. Provided that Asdar is not in default of any term or provision of this Agreement, on completion or abandonment of the Re-Entry Program, Asdar shall have earned and IBP shall convey to Asdar the Working Interest. It being further provided that when the Operator has spent $300,000 USD pursuant to the Re-Entry Program, which funds were advanced by Asdar, then the Operator shall give written notice of the expenditure (the "Notice") to each party at the address of such party as noted herein. On receipt of the Notice, each party hereto shall have the right to elect (the "Election") to participate in further expenditures on the Re-Entry Program. Where each party elects to participate in further expenditures then Asdar and IBP agree to share those additional costs on a 50%/50% basis. In the event that IBP elects not to participate in further expenditures then IBP agrees to transfer its interest in the Property to Asdar. In the event that Asdar elects not to participate in further expenditures, then Asdar agrees to waive and relinquish the Right of Repayment stipulated in paragraph 7 hereof and agrees to share working interest revenues on a 50%/50% basis with IBP. Any election made hereunder shall be in writing and delivered to the address of the Operator on or before 10 business days from the date of the Notice.

4. In the event that the Re-Entry Program is terminated for any reason recommended by the on site engineers, then all expenditures made pursuant to the AFE, to the date of termination, shall be paid out of the funds advanced by Asdar to the limit of $300,000 USD. In the event that expenditures do not exceed $300,000 USD incurred pursuant to the AFE, then the difference between the expenditures incurred and $300,000 USD will be returned to Asdar on demand.

5. There shall be designated an area of mutual interest extending one mile from the boundaries of the Property (the "Area of Mutual Interest"). In the event that the parties hereto mutually agree to acquire additional lands within the Area of Mutual Interest then each party hereto shall pay such costs of acquisition in proportion to their respective interests hereunder. The exploration of such additional lands shall be shared in proportion to the working interest held by each party hereunder and shall be governed by this agreement.

6. In the event any party elects not to participate in the drilling or completion of any particular well on the Property as proposed by the Operator, each such non-consenting party shall assign all of its right, title and interest in and to the proposed or particular well, as the case may be, to the other consenting parties and shall be totally excluded therefrom. However, the non-consenting party will retain its interest in the spacing unit ascribed to any previously completed, producing or shut-in oil or gas well on the Property.

7. In the event that production is obtained from any well on the Property, the parties hereto mutually agree that IBP shall be the Operator and operations shall be conducted in accordance with the Model Form Operating Agreement APL Form 610-1989 and such agreement is incorporated by reference. Accounting procedures will be those contained in the COPAS format. It is further agreed that in the event of production, Asdar shall receive 75% of all working interest revenues and IBP shall receive 25% of all working interest revenues until Asdar has received a total of $300,000 USD (the "Right of Repayment") subject to the Election made under paragraph 3 hereof.
Thereafter, IBP and Asdar shall share revenues on a 50%/50% basis.

8. During the Re-Entry Program, all parties hereto shall have access to the well and to all depth information, test results and logs and all other information relative thereto. IBP hereby agrees to give sufficient notice to Asdar prior to running any electric log or testing to allow Asdar to have a representative at the well when such logging, coring or testing is done.

9. Upon completion of the Re-Entry Program, IBP agrees to furnish Asdar with copies of all logs, test records and completion forms relating to the Re-Entry Program.

10. In the event production is established, IBP shall assign to Asdar its pro rata share of the designated spacing unit around each producing oil or gas well.

11. As each producing well on the Property is abandoned, the lease acreage and all rights, title and interest in and to the lease acreage relating to that well shall automatically terminate and shall revert to and vest in IBP. Asdar shall without delay execute, acknowledge and deliver a recordable instrument acknowledging such termination and reassign the lease acreage insofar as it covers such unit.

12. Each party represents and warrants to the other party that it has the full right, power and capacity to enter into this Agreement, and that it has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver or trustee of it or any of its properties or assets, or commenced any proceeding under any arrangement of readjustment of debt, and that no such action or proceedings has been commenced or threatened against either party by any creditor, claimant, governmental agency or other person. Each party shall promptly notify the other party of any such action or proceeding arising or threatened during the term of this Agreement.

13. Asdar shall not assign this Agreement, in whole or in part, without obtaining the consent of IBP to such assignment, which consent shall not be unreasonably withheld. Notwithstanding any assignment by Asdar hereunder, IBP may look solely to Asdar for performance of any duties and obligations required to be carried out under this Agreement by Asdar, its successors and assigns.

14. IBP as Operator recognizes that each of the parties hereto is a publicly traded company and is required to make public disclosure. Accordingly, IBP shall provide access to all information relating to the Re-Entry Program, including daily reports prepared by the on site engineer or company representative, on a timely basis. All public disclosure shall be made on a joint basis after due consideration of the contents of such disclosure and in a timely fashion. The Operator shall have final approval on all public disclosure.

15.     This agreement may be executed in counterpart and by fax.

16. This agreement shall be binding on each parties respective successors and assigns.

Yours truly,

INTERNATIONAL BROOKS PETROLEUM LTD.

     /S/  ALBERT RAPONI
          -------------
          ALBERT RAPONI
          PRESIDENT & CEO

Agreed, Accepted and Approved this 27 day of February, 2001.

ASDAR GROUP

     /S/  ROBERT WATERS
          -------------
          ROBERT WATERS
          PRESIDENT

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        WELL COST ESTIMATE                                                          Schedule  "A"
        ------------------

        DATE:           AUGUST 21, 2000
        OPERATOR:       INTERNATIONAL BROOKS PETROLEUM LTD.
        WELL:           HARVESTER I-25 RE-ENTRY PROSPECT
        LOCATION:       NW/4 SEC. 24., T.23S, R21E
        COUNTY:         KINGS COUNTY
        STATE:          CALIFORNIA
        DESCRIPTION:    WORKOVER WELL

        INTANGIBLE DEVELOPMENT EXPENSES * all figures in U.S. Dollars
        -------------------------------------------------------------
        Prospect/Geology                                                                2,000
        Lease 1120 acres more or less and project origination cost (prepaid)           62,000
        Landman/Title check                                                             6,000
        Administration                                                                  5,000
        Surveyor                                                                        2,300
        State bond                                                                     30,000
        General Liability insurance                                                     1,000
          Subtotal                                                                   $108,300  U.S. Dollars

        WORKOVER EXPENSES
        Build Location                                                                  6,000
        Crop and/or Soil Damage                                                         1,500
        Rig - 16 days @ $4000/day                                                      64,000
        Rig Move In & Out                                                               5,000
        Drilling Bits                                                                   3,560
        Backhoe                                                                           700
        Cellar culvert                                                                    800
        Rental tools including trucking                                                35,000
         Well head 10 3/4                                                               2,000
         Well head 7 7/8                                                                4,000
        Perforating and testing                                                        25,000
        Packers and setting charge                                                     22,000
        Tree and well head                                                              8,500
        Treating                                                                      140,000
        BOP - rental                                                                    2,000
         Electric Logs, - Schlumberger cased hole logging                               5,000
        Transportation of Equipment & Materials                                         2,420
        Tanks - test                                                                    2,000
        Welding                                                                         1,500
        Professional engineer and site supervision                                     20,000
        Trailers                                                                        3,000
         Site Restoration, Clean Up                                                     5,000
        Tubing                                                                         58,000
        Contingency                                                                    25,000
          Subtotal                                                                   $441,980  U.S. Dollars
                                                                                     ========
        TOTAL                                                                        $550,280  U.S. Dollars

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